Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

iTonic Holdings Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares at par value US$0.0001 per share		457(o)		$		$0.0001381	$
Fees to be Paid	Equity	Preferred Shares		457(o)				0.0001381
Fees to be Paid	Other	Warrants		457(o)				0.0001381
Fees to be Paid	Debt	Debt Securities		457(o)				0.0001381
Fees to be Paid	Other	Rights		457(o)				0.0001381
Fees to be Paid	Other	Depositary Shares		457(o)				0.0001381
Fees to be Paid	Other	Units		457(o)				0.0001381
Fees to be Paid	Unallocated (Universal) Shelf			457(o)		$	$200,000,000.00	0.0001381		$27,620.00

Total Offering Amounts:							$200,000,000.00			27,620.00
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$27,620.00